Exhibit 99.1

For more information contact:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski
Phone: (716) 805-1599, ext. 159	Kei Advisors LLC
Fax: (716) 805-1286	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Revises Fourth Quarter Results in Response to Expected Bankruptcy Liquidation of Eclipse
•	Fourth quarter and full year EPS reduced by an additional $0.15

•	2009 revenue guidance remains in range of $230 to $245 million
EAST AURORA, NY, March 2, 2009 — Astronics Corporation (NASDAQ: ATRO) today announced that its previously reported results for the 2008 fourth quarter and full year ended December 31, 2008, have been revised to reflect the write off of all remaining assets related to its business with Eclipse Aviation, which last week informed its suppliers that it has suspended all business operations after deciding not to contest a motion by senior secured creditors to convert its bankruptcy proceedings to a Chapter 7 liquidation.
On February 12, 2009, Astronics reported its fourth quarter and full year 2008 results, which included a $7.5 million, or $0.46 per share, charge related to Eclipse. The charge was comprised of $1.0 million for accounts receivable and $6.5 million for inventory and equipment. At the time, the Company had $1.0 million of accounts receivable and $9.0 million of inventory and equipment related to Eclipse. In November 2008, Eclipse had filed for protection under Chapter 11 of the bankruptcy law. Its stated intention at that time was to reorganize and emerge from bankruptcy under new ownership. Based on this information, Astronics retained inventory and equipment totaling $2.5 million in anticipation of future business with Eclipse.
In light of the most recent information, specifically the change in bankruptcy status which occurred prior to Astronics’ filing of its financial statements, the Company recorded an additional pre-tax charge of $2.5 million for inventory and equipment related to the Eclipse business. The effect net of tax was an additional $1.6 million, or $0.15 per share, reduction in net income for the 2008 fourth quarter and full year compared with earlier released financial results. As a result, net loss for the fourth quarter of 2008 was $1.8 million, or $0.17 per diluted share, and net income for 2008 was $8.4 million, or $0.79 per diluted share. Revised consolidated financial data is included with this release.

Astronics Corporation Revises Fourth Quarter Results in Response to Expected Bankruptcy Liquidation of Eclipse
March 2, 2009
Astronics also reaffirms its previous expectations for 2009 revenue to be in the range of approximately $230 and $245 million.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a designer and manufacturer of high performance lighting and power management systems for the global aerospace industry; automated diagnostic test systems, training and simulation devices for the defense industry; and safety and survival equipment for airlines and airfields. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, DME Corporation, Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.Astronics.com.
For more information on Astronics and its products, visit its website at www.Astronics.com.
Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)
(in thousands except per share data)

	Three months ended		Twelve months ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Sales	$44,381	$36,273	$173,722	$158,240
Cost of products sold	42,438	28,630	143,249	117,370

	1,943	7,643	30,473	40,870
Gross margin	4.4%	21.1%	17.5%	25.8%
Selling, general and administrative	4,867	3,851	17,419	16,408

Income(loss) from operations	(2,924)	3,792	13,054	24,462
Operating margin	-6.6%	10.5%	7.5%	15.5%
Interest expense, net	140	298	694	1,370
Other (income) expense	(3)	105	70	94

Income(loss) before tax	(3,061)	3,389	12,290	22,998
Income taxes(benefit)	(1,280)	1,320	3,929	7,607

Net Income(loss)	$(1,781)	$2,069	$8,361	$15,391

*Basic earnings(loss) per share:	$(0.17)	$0.20	$0.82	$1.52
*Diluted earnings(loss) per share:	$(0.17)	$0.19	$0.79	$1.44

*Weighted average diluted shares outstanding	10,556	10,854	10,650	10,711

Capital Expenditures	$1,137	$2,026	$4,325	$9,592
Depreciation and Amortization	$1,153	$993	$4,142	$3,440
* All share quantities and per share data reported for 2007 has been restated to reflect the impact of the one-for-four Class B stock distribution for shareholders of record on October 6, 2008.

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)
(in thousands)

	12/31/2008	12/31/2007
ASSETS:
Cash and cash equivalents	$3,038	$2,818
Accounts receivable	22,053	20,720
Inventories	35,586	36,920
Other current assets	6,078	3,563
Property, plant and equipment, net	29,075	30,083
Other assets	8,844	10,017

Total Assets	$104,674	$104,121

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$920	$951
Note payable	—	7,300
Accounts payable and accrued expenses	22,475	23,670
Long-term debt	13,526	14,684
Other liabilities	9,498	8,284
Shareholders’ equity	58,255	49,232

Total liabilities and shareholders’ equity	$104,674	$104,121